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                                                                   Exhibit 2.2



     FIRST AMENDMENT, dated as of December 19, 1997 (this "Amendment"), to the Amended and Restated Agreement and Plan of Merger, dated as of December 18, 1997, by and among American Radio Systems Corporation, a Delaware corporation ("American"), CBS Corporation (formerly, Westinghouse Electric Corporation), a Pennsylvania corporation ("Mergeparty"), and R Acquisition Corp., a Delaware corporation ("Mergeparty Subsidiary").

                                   WITNESSETH:

     WHEREAS, American, Mergeparty and Mergeparty Subsidiary are parties to an Agreement and Plan of Merger, dated as of September 19, 1997 (the "Original Merger Agreement"), providing for the merger of Mergeparty Subsidiary with and into American on the terms and conditions set forth therein; and

     WHEREAS, American, Mergeparty and Mergeparty Subsidiary have entered into an Amended and Restated Agreement and Plan of Merger, dated as of December 18, 1997 (the "Restated Merger Agreement"), to make certain changes to the Original Merger Agreement; and

     WHEREAS, American, Mergeparty and Mergeparty Subsidiary desire to amend the Restated Merger Agreement.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and other valuable consideration, the receipt and adequacy whereof are hereby acknowledged, the parties hereto hereby, intending to be legally bound, represent, warrant, covenant and agree as follows:

     1. Capitalized terms used and not defined herein shall have the meanings given to such terms in the Restated Merger Agreement.

     2. American hereby represents and warrants to Mergeparty and Mergeparty Subsidiary as follows, which representations and warranties shall be deemed to form part of the representations and warranties of American included in Article Four of the Restated Merger Agreement for all purposes of the Restated Merger
Agreement: (a) Annex 1 to this Amendment sets forth a list of certain stockholders of American (the "Consenting Stockholders") and the number of shares of American Class A Common and American Class B Common owned of record by each such stockholder on the date hereof, (b) on the date hereof, 29,966,377 votes constituted a majority of the outstanding voting power of American Common Stock and (c) on the date hereof the Consenting Stockholders have delivered written consents to American approving and adopting the Restated Merger Agreement and the Tower Merger Agreement in accordance with Applicable Law, including without limitation the DCL, such consents will, upon mailing by American of the notice as described in paragraph 3 below, constitute the Required Vote and no other approvals of the stockholders of American other than such consents are required to effect either the Merger or the Tower Merger.

     3. American will, promptly after the execution of this Amendment, mail, in accordance with Section 228(d) of the DCL, notice of the corporate action without a meeting taken by the Consenting Stockholders to those American stockholders who have not consented to such action in writing and who, if the action had been taken at a meeting of American



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stockholders, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take such action were delivered to American in accordance with Section 228(c) of the DCL. The covenant of American in this
Section 3 shall be deemed to form part of the covenants of American included in Article Six of the Restated Merger Agreement for all purposes of the Restated Merger Agreement.

     4. All references to "Proxy Statement" in the Restated Merger Agreement shall be deemed in all cases in the Restated Merger Agreement to be references to "Information Statement" and all references to "Tower Proxy Statement" shall be deemed in all cases in the Restated Merger Agreement to be references to "Tower Information Statement."

     5. Notwithstanding anything contained in the Restated Merger Agreement to the contrary, including without limitation Section 6.5 thereof, American shall not be required to hold either the American Stockholders Meeting or the American Stockholders Tower Meeting.

     6. This Amendment shall constitute a Collateral Document for all purposes of the Restated Merger Agreement.

     7. The validity, interpretation, construction and performance of this Amendment shall be governed by, and construed in accordance with, the Applicable Laws of the United States of America and the laws of the State of New York applicable to contracts made and performed in such State and, in any event, without giving effect to any choice or conflict of laws provision or rule that would cause the application of domestic substantive laws of any other jurisdiction, except to the extent the corporate laws of the State of Delaware are applicable.

     8. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     9. Except as expressly modified and amended by this Amendment, the Restated Merger Agreement shall continue in full force and effect and is hereby ratified and confirmed in all respects.


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     IN WITNESS WHEREOF, American, Mergeparty and Mergeparty Subsidiary have caused this Amendment to be executed, pursuant to the authority and approval of each of their respective Boards of Directors, as of the date first written above by their respective officers thereunto duly authorized.


                             American Radio Systems Corporation


                             By:
                                 -------------------------------------
                                 Name:  Steven B. Dodge
                                 Title: Chairman of the Board,
                                        President and Chief Executive Officer

                             CBS Corporation

                             By:
                                 -------------------------------------
                                 Name:  Frederic G. Reynolds
                                 Title:

                             Acquisition Corp.

                             By:
                                 -------------------------------------
                                 Name:  Frederic G. Reynolds
                                 Title:




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